Exhibit 99.1

SiriusXM Reports First Quarter 2017 Results

•	First Quarter Revenue Climbs 8% to $1.3 Billion

•	Quarterly Net Income Rises 20% to $207 Million

•	Adjusted EBITDA Grows 14% to $502 Million

•	Net Self-Pay Subscribers Grow 259,000 in the First Quarter

NEW YORK – April 27, 2017 – SiriusXM today announced first quarter 2017 operating and financial results, including record revenue of $1.3 billion, up 8% versus the prior year period.

Net income totaled $207 million in the first quarter 2017, up 20% from $172 million in the first quarter 2016. Net income per diluted common share grew 28% to $0.04 in the first quarter 2017, compared to $0.03 in the first quarter 2016. Adjusted EBITDA grew 14% in the first quarter 2017 to a quarterly record $502 million, compared to $441 million in the first quarter of 2016.

“The year is off to a very solid start for our business, and we are on track to achieve our guidance for 2017. I'm particularly proud of the record adjusted EBITDA of more than half a billion dollars and record adjusted EBITDA margin of 38.7% we recorded in the first quarter,” said Jim Meyer, Chief Executive Officer, SiriusXM. "We are also pleased to announce this morning the acquisition of Automatic Labs Inc., an exciting company focused on innovative products that broaden our array of connected vehicle services," added Meyer.

“We remain focused on delivering a bundle of compelling, timely and entertaining programming for subscribers who have come to expect the best in audio from SiriusXM,” said Meyer. “We continue to air new voices from unique personalities, such as special series from Brooke Shields, comedic TV star Jim Parsons, André Leon Talley of Vogue fame, and a new daily show from Craig Ferguson. In the first quarter, we again hosted a series of special subscriber-only events, including a great live performance from Ed Sheeran in New York City and our special Music Lounge in South Beach Miami leading up to the Ultra Music Festival,” added Meyer.

FIRST QUARTER 2017 HIGHLIGHTS

•
SiriusXM Reaches 31.6 Million Subscribers. The company added 259,000 net new self-pay subscribers in the first quarter 2017 to end with over 26.2 million self-pay subscribers. Total net additions were 257,000 to end the quarter with approximately 31.6 million subscribers.

•
Strong Quarterly Revenue and ARPU. First quarter revenue climbed 8% to a record $1.3 Billion. The growth was driven by a 5% increase in subscribers and a 2.3% increase in average revenue per user (ARPU) to $12.95.

•
Record Adjusted EBITDA. Adjusted EBITDA in the first quarter of 2017 totaled $502 Million, a record high, and up 14% from $441 Million in the first quarter of 2016. Adjusted EBITDA margin was a record 38.7% in the first quarter of 2017, a 200 basis point increase from 36.7% in the first quarter 2016.

•
Free Cash Flow of $249 Million. Free cash flow for the first quarter 2017 totaled $249 million, down 24% from $328 million in the first quarter 2016. The decline in free cash flow was due to payments for satellites, the effect of the legal settlement associated with pre-1972 sound recordings and a shift in timing of OEM payments and interest payments compared to the same period in 2016. Operating cash flow for the first quarter 2017 totaled $309 million, down 15% from the first quarter 2016. The decrease was primarily due to the shift in timing of OEM payments and interest payments and the settlement payment related to pre-1972 sound recordings.

“During the first quarter, we spent approximately $300 million to repurchase 62 million shares of our common stock. SiriusXM's average share count in the quarter declined by 6% from the first quarter of 2016 as a result of our share repurchase program. Additionally, we returned approximately $47 million in cash to our stockholders in the form of dividends in the quarter, bringing total capital returned to stockholders to approximately $350 million in the first quarter. Our debt to adjusted EBITDA was just 3.1 times, and we ended the first quarter with a cash balance of $230 million and undrawn revolver capacity of $1.2 billion," noted David Frear, Chief Financial Officer, SiriusXM.

"Approximately $160 million of the company's cash at quarter end was held in Canadian dollars in anticipation of closing the proposed recapitalization of our Canadian affiliate, SiriusXM Canada Inc. We expect to continue delivering strong capital returns to stockholders while at the same time making investments in technology, the connected car, content and our satellite infrastructure,” added Frear.

2017 GUIDANCE

Our full-year 2017 guidance for net subscribers, revenue, adjusted EBITDA, and free cash flow, originally issued on January 5, 2017, remains as follows:

•	Self-pay net subscriber additions of approximately 1.3 million,

•	Revenue of approximately $5.3 billion,

•	Adjusted EBITDA of approximately $2.025 billion, and

•	Free cash flow of approximately $1.5 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The company expects to fund the additional repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

Our dividend policy may change at any time without notice to our stockholders. The declaration and payment of dividends is at the discretion of our Board of Directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, limitations imposed by our indebtedness, legal requirements and other factors that our Board of Directors deems relevant.

FIRST QUARTER 2017 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2017	2016
Revenue:
Subscriber revenue	$1,078,257	$1,009,682
Advertising revenue	36,016	31,541
Equipment revenue	29,658	27,121
Other revenue	150,135	132,666
Total revenue	1,294,066	1,201,010
Operating expenses:
Cost of services:
Revenue share and royalties	277,300	251,744
Programming and content	95,544	85,100
Customer service and billing	96,775	96,867
Satellite and transmission	20,576	23,538
Cost of equipment	6,912	9,779
Subscriber acquisition costs	127,488	132,449
Sales and marketing	96,909	88,726
Engineering, design and development	23,817	19,441
General and administrative	78,201	77,505
Depreciation and amortization	76,704	67,627
Total operating expenses	900,226	852,776
Income from operations	393,840	348,234
Other income (expense):
Interest expense	(81,657)	(78,400)
Other income	8,863	10,848
Total other expense	(72,794)	(67,552)
Income before income taxes	321,046	280,682
Income tax expense	(113,973)	(108,242)
Net income	$207,073	$172,440
Foreign currency translation adjustment, net of tax	(17)	449
Total comprehensive income	$207,056	$172,889
Net income per common share:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03
Weighted average common shares outstanding:
Basic	4,710,340	5,065,319
Diluted	4,784,420	5,110,618
Dividends declared per common share	$0.01	$—

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	March 31, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$230,488	$213,939
Receivables, net	234,348	223,029
Inventory, net	16,972	20,363
Related party current assets	6,846	6,170
Prepaid expenses and other current assets	187,078	179,148
Total current assets	675,732	642,649
Property and equipment, net	1,408,152	1,398,693
Intangible assets, net	2,533,273	2,544,801
Goodwill	2,205,107	2,205,107
Related party long-term assets	8,114	8,918
Deferred tax assets	976,825	1,084,330
Other long-term assets	124,603	119,097
Total assets	$7,931,806	$8,003,595
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$630,445	$713,034
Accrued interest	81,887	114,633
Current portion of deferred revenue	1,856,874	1,832,609
Current maturities of long-term debt	4,637	5,485
Related party current liabilities	2,840	2,840
Total current liabilities	2,576,683	2,668,601
Deferred revenue	179,991	176,319
Long-term debt	5,983,213	5,842,764
Related party long-term liabilities	7,245	7,955
Deferred tax liabilities	6,418	6,418
Other long-term liabilities	99,334	93,553
Total liabilities	8,852,884	8,795,610
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,686,473 and 4,746,047 shares issued; 4,683,473 and 4,740,947 outstanding at March 31, 2017 and December 31, 2016, respectively	4,685	4,745
Accumulated other comprehensive loss, net of tax	(156)	(139)
Additional paid-in capital	2,774,189	3,117,666
Treasury stock, at cost; 3,000 and 5,100 shares of common stock at March 31, 2017 and December 31, 2016, respectively	(15,488)	(22,906)
Accumulated deficit	(3,684,308)	(3,891,381)
Total stockholders’ (deficit) equity	(921,078)	(792,015)
Total liabilities and stockholders’ (deficit) equity	$7,931,806	$8,003,595

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$207,073	$172,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,704	67,627
Non-cash interest expense, net of amortization of premium	2,104	2,054
Provision for doubtful accounts	14,044	13,055
Amortization of deferred income related to equity method investment	(694)	(694)
Gain on unconsolidated entity investments, net	(3,014)	(6,274)
Dividend received from unconsolidated entity investment	3,606	3,386
Share-based payment expense	29,446	23,693
Deferred income taxes	107,505	101,980
Changes in operating assets and liabilities:
Receivables	(25,363)	(6,443)
Inventory	3,391	540
Related party, net	(503)	(3,310)
Prepaid expenses and other current assets	(7,930)	(18,545)
Other long-term assets	1,691	(956)
Accounts payable and accrued expenses	(99,707)	(18,239)
Accrued interest	(32,746)	(1,773)
Deferred revenue	27,937	30,473
Other long-term liabilities	5,781	3,172
Net cash provided by operating activities	309,325	362,186
Cash flows from investing activities:
Additions to property and equipment	(53,365)	(30,171)
Purchases of restricted and other investments	(7,021)	(3,798)
Net cash used in investing activities	(60,386)	(33,969)
Cash flows from financing activities:
Taxes paid in lieu of shares issued for stock-based compensation	(15,609)	(1,354)
Net proceeds from revolving credit facility	140,000	260,000
Principal payments of long-term borrowings	(3,669)	(2,299)
Common stock repurchased and retired	(305,975)	(594,450)
Dividends paid	(47,137)	—
Net cash used in financing activities	(232,390)	(338,103)
Net increase (decrease) in cash and cash equivalents	16,549	(9,886)
Cash and cash equivalents at beginning of period	213,939	111,838
Cash and cash equivalents at end of period	$230,488	$101,952

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of March 31, 2017 compared to March 31, 2016:

	As of March 31,		2017 vs 2016 Change
(in thousands)	2017	2016	Amount	%
Self-pay subscribers	26,210	24,636	1,574	6%
Paid promotional subscribers	5,393	5,423	(30)	(1)%
Ending subscribers (a)	31,602	30,059	1,543	5%
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2017 and 2016:

(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended March 31,		2017 vs 2016 Change
	2017	2016	Amount	%
Self-pay subscribers	259	348	(89)	(26)%
Paid promotional subscribers	(3)	117	(120)	(103)%
Net additions (a)	257	465	(208)	(45)%
Daily weighted average number of subscribers	31,369	29,767	1,602	5%
Average self-pay monthly churn	1.8%	1.9%	(0.1)%	(5)%
New vehicle consumer conversion rate	40%	38%	2%	5%

ARPU	$12.95	$12.66	$0.29	2%
SAC, per installation	$29	$34	$(5)	(15)%
Customer service and billing expenses, per average subscriber	$0.97	$1.01	$(0.04)	(4)%
Adjusted EBITDA	$501,803	$441,367	$60,436	14%
Free cash flow	$248,939	$328,217	$(79,278)	(24)%
Diluted weighted average common shares outstanding (GAAP)	4,784,420	5,110,618	(326,198)	(6)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures we use to (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. Because of large capital investments in our satellite radio system our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended March 31,
(in thousands)	2017	2016
Net income:	$207,073	$172,440
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Share-based payment expense (1)	29,446	23,693
Depreciation and amortization	76,704	67,627
Interest expense	81,657	78,400
Other income	(8,863)	(10,848)
Income tax expense	113,973	108,242
Adjusted EBITDA	$501,803	$441,367

 (1) Allocation of share-based payment expense

	For the Three Months Ended March 31,
(in thousands)	2017	2016
Programming and content	$6,501	$4,494
Customer service and billing	1,011	806
Satellite and transmission	1,187	1,017
Sales and marketing	5,680	4,812
Engineering, design and development	3,554	2,868
General and administrative	11,513	9,696
Total share-based payment expense	$29,446	$23,693

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	For the Three Months Ended March 31,
(in thousands, except per subscriber amounts)	2017	2016
Subscriber revenue, excluding connected vehicle services	$1,058,054	$984,984
Add: advertising revenue	36,016	31,541
Add: other subscription-related revenue	124,468	114,071
	$1,218,538	$1,130,596
Daily weighted average number of subscribers	31,369	29,767
ARPU	$12.95	$12.66

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended March 31,
(in thousands, except per subscriber amounts)	2017	2016
Customer service and billing expenses, excluding connected vehicle services	$92,120	$91,171
Less: share-based payment expense	(1,011)	(806)
	$91,109	$90,365
Daily weighted average number of subscribers	31,369	29,767
Customer service and billing expenses, per average subscriber	$0.97	$1.01

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity and significant items that do not relate to the on-going performance of our business.  In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows, adjusted for any significant legal settlements. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended March 31,
(in thousands)	2017	2016
Cash Flow information
Net cash provided by operating activities	$309,325	$362,186
Net cash used in investing activities	$(60,386)	$(33,969)
Net cash used in financing activities	$(232,390)	$(338,103)
Free Cash Flow
Net cash provided by operating activities	$309,325	$362,186
Additions to property and equipment	(53,365)	(30,171)
Purchases of restricted and other investments	(7,021)	(3,798)
Free cash flow	$248,939	$328,217

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	For the Three Months Ended March 31,
(in thousands, except per installation amounts)	2017	2016
Subscriber acquisition costs	$127,488	$132,449
Less: margin from sales of radios and accessories	(22,746)	(17,342)
	$104,742	$115,107
Installations	3,584	3,430
SAC, per installation	$29	$34

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 31.6 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; interference to our service from wireless operations; consumer protection laws and their enforcement; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com